UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2005

UNITED INDUSTRIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-4252	95-2081809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

124 INDUSTRY LANE, HUNT VALLEY, MD		21030
(Address of principal executive offices)		(Zip Code)

(410) 628-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry Into a Material Definitive Agreement

On July 18, 2005, United Industrial Corporation (the “Company”) and wholly-owned subsidiary AAI Corporation (“AAI”) entered into a Revolving Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto, SunTrust Bank, as administrative agent and issuing bank, Citibank, F.S.B., as syndication agent, Key Bank and PNC Bank, as co-documentation agents.  The Credit Agreement provides for a credit facility (the “Credit Facility”), consisting of a $100,000,000 Senior Secured Revolving Credit Facility with a $5,000,000 Swing Line and a $100,000,000 Letter of Credit sub-facility.

The Credit Agreement will terminate on July 18, 2009.  Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee (except with respect to eurocurrency loans) upon proper notice and subject to a minimum dollar requirement.

The Credit Agreement contains affirmative, negative and financial covenants customary for facilities of this type, including, among other things, maintenance of certain leverage and fixed charge coverage ratios, as well as minimum consolidated tangible net worth ratios, limits on the incurrence of debt and preferred equity, limits on the incurrence of liens, a  limit on the making of dividends or distributions, limits on sales of assets and a limit on capital expenditures.  The Credit Agreement contains events of default customary for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’  commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

In connection with the Credit Agreement, the Company entered into a parent guaranty agreement, dated as of July 18, 2005, whereby it guaranteed the payment of AAI’s obligations under the Credit Agreement (“Parent Guaranty”).  In addition, certain of AAI’s subsidiaries entered into a subsidiary guaranty agreement, dated as of July 18, 2005, whereby they guaranteed the payment of AAI’s obligations under the Credit Agreement (“Subsidiary Guaranty”).

In connection with the Credit Agreement, the Company, AAI and certain of AAI’s subsidiaries entered into a security agreement, dated as of July 18, 2005, whereby they granted the lenders under the Credit Agreement, a first priority security interest in all of their assets.  The security interest was granted, with respect to AAI to secure its obligations under the Credit Agreement and other loan documents to which it is a party, with respect to the Company, to secure its obligations under the Parent Guaranty and other loan documents to which it is a party, and with respect to AAI’s subsidiaries, to secure their obligations under the Subsidiary Guaranty and other loan documents to which they are a party.

In connection with the Credit Agreement, the Company entered into a parent pledge agreement, dated as of July 18, 2005, pursuant to which it pledged the capital stock of AAI to secure its obligations under the Parent Guaranty, the Credit Agreement, and other loan documents to which it is a party.  In addition, AAI and certain of its subsidiaries entered into a borrower pledge agreement, dated as of July 18, 2005, pursuant to which they pledged the capital stock of their subsidiaries, with respect to AAI, to secure its obligations under the Credit Agreement and other loan documents to which it is a party, and with respect to its subsidiaries, to secure their obligations under the Subsidiary Guaranty and other loan documents to which they are a party.

In connection with the Credit Agreement, AAI and certain of its subsidiaries entered into an environmental indemnity agreement, dated as of July 18, 2005, pursuant to which they agreed to indemnify the lenders under the Credit Agreement with respect to certain hazardous materials or environmental conditions that may affect certain property that the lenders encumbered in connection with the Credit Agreement.

On July 19, 2005, the Company issued a press release announcing the closing of the Credit Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Section 2 - Financial Information.

Item 2.03 - Creation of a Direct Financial  Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable

(c) Exhibits:

Exhibit 10.1

Revolving Credit Agreement, dated as of July 18, 2005, among AAI Corporation (as Borrower), United Industrial Corporation (as Parent), the Lenders from time to time Party thereto, Key Bank National Association and PNC Bank, National Association, Citibank, N.A., and SunTrust Bank

Exhibit 10.2	Pledge Agreement, dated July 18, 2005, by AAI Corporation and certain subsidiaries, in favor of SunTrust Bank for the benefit of the lenders
Exhibit 10.3	Parent Guaranty Agreement, dated July 18, 2005 by United Industrial Corporation in favor of SunTrust Bank for the benefit of the lenders
Exhibit 10.4	Parent Pledge Agreement, dated as of July 18, 2005, by United Industrial Corporation in favor of SunTrust Bank for the benefit of the lenders
Exhibit 10.5	Security Agreement, dated as of July 18, 2005 by and among United Industrial

Corporation, AAI Corporation and certain subsidiaries and SunTrust Bank, as Administrative Agent
Exhibit 10.6	Subsidiary Guaranty Agreement, dated as of July 18, 2005, by certain subsidiaries of AAI Corporation in favor of SunTrust Bank for the benefit of the lenders
Exhibit 10.7	Environmental Indemnity Agreement, dated as of July 18, 2005, among AAI Corporation and certain subsidiaries
Exhibit 99.1	Press release, dated July 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Industrial Corporation

By:	/S/ JAMES H. PERRY
James H. Perry
Chief Financial Officer and
Vice President

Date: July 20, 2005